EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-108570, 333-111525 and 333-115832), on Form S-4 (File No. 333-32446) and on Form S-8 (File Nos. 333-42598, 333-42596, 333-42594, 333-124265, and 333-137348) of Curis, Inc. of our report dated March 31, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
March 2, 2007